Exhibit 10.1

EXECUTION COPY

American Noble Gas, Inc.

15612 College Blvd.

Lenexa, KS 66219

January 10, 2023

Re:	Amendment of the Senior Unsecured Convertible Notes

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of May 13, 2022, between the Company and the purchasers identified therein, which are the same as the three addressees listed above (collectively, the “Investors”), (b) the Senior Unsecured Convertible Promissory Notes (as modified from time to time, the “Senior Unsecured Convertible Notes”), (c) that certain Securities Purchase Agreement (as modified from time to time, the “Purchase Agreement”), dated as of October 30, 2021, between the Company and the Investors, (d) the Senior Unsecured Convertible Promissory Notes (as modified from time to time, the “2021 Senior Unsecured Convertible Notes”) and (e) and the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Notes, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes.

(1)	The Investors hereby agree to waive the Company’s failure to satisfy each of the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes in full on each note’s respective Maturity Date, and the Investors and the Company hereby agree that the Maturity Date under each of the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes is hereby extended to September 30, 2023. In consideration therefor, the Company hereby agrees that the Fixed Conversion Price as identified on the facing page of each of the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes and in Section 4(b) of each of the Senior Unsecured Convertible Notes and 2021 Senior Unsecured Convertible Notes shall be $0.10, subject to any future adjustments as provided in each of the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes. To be free from doubt, the Exercise Price set for in the Warrants shall not be modified pursuant to this Letter Agreement.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The Company shall file before 8:30AM New York time on January 17, 2023, a current report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of this Letter Agreement contemplated hereby, including such Letter Agreement as an exhibit thereto;

(2)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by January 13, 2023;

(3)	Company counsel shall provide any necessary opinions to permit conversions of the Senior Unsecured Convertible Notes and the 2021 Senior Unsecured Convertible Notes; and

(4)	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement:

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Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

American Noble Gas, Inc.

By:
Stanton E. Ross
CEO, President & Chairman

AGREED AND ACCEPTED:

By:
Name:
Title:

By:
Name:
Title:

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